UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

YAPPN CORP.

(Exact name of registrant as specified in its charter)

Delaware	27-3848069
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Avenue of the Americas, 11th Floor New York, NY 10018
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.0001 per share.

Item 1.  Description of Registrant’s Securities to be Registered.

COMMON STOCK

This registration statement relates to the Common Stock, par value $0.0001 per share (the “Common Stock”), of Yappn Corp. (the “Company” or the “Registrant”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors.  Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors.  Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

In addition, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Registrant’s Board of Directors out of legally available funds; however, the current policy of the Registrant’s Board of Directors is to retain earnings, if any, for operations and growth.  In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.  Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Registrant’s Board of Directors.

Item 2.  Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation filed on March 14, 2013 (incorporated herein by reference to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 18, 2013).

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 18, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

YAPPN CORP.

Dated: October 8, 2013		/s/ Craig McCannell
	By:	Craig McCannell
Chief Financial Officer